Exhibit 99.1

Wednesday, October 20, 2021

Company Press Release

Source: Salisbury Bancorp, Inc.

Salisbury Contact: Richard J. Cantele, Jr., President and Chief Executive Officer

860-435-9801 or rcantele@salisburybank.com

FOR IMMEDIATE RELEASE

SALISBURY BANCORP, INC. REPORTS RESULTS FOR THIRD QUARTER 2021

•	Third Quarter 2021 Net Income of $1.21 per Basic Common Share
•	Gross Loan Balances Increased $47 Million, or 5%, During Third Quarter 2021[1]
•	Non-performing Assets were 0.34% of Total Assets Compared with 0.44% at December 31, 2020
•	Common Equity Tier 1 and Total Risk-Based Capital Ratios of 12.95% and 14.20%, Respectively

Lakeville, Connecticut, October 20, 2021 /GlobeNewswire…..Salisbury Bancorp, Inc. (“Salisbury”), (NASDAQ Capital Market: “SAL”), the holding company for Salisbury Bank and Trust Company (the “Bank”), announced results for its third quarter ended September 30, 2021.

Net income available to common shareholders was $3.4 million, or $1.21 per basic common share, for Salisbury’s third quarter ended September 30, 2021 (third quarter 2021), compared with $4.3 million, or $1.53 per basic common share, for the second quarter ended June 30, 2021 (second quarter 2021), and $4.3 million, or $1.53 per basic common share, for the third quarter ended September 30, 2020 (third quarter 2020). Net income for third quarter 2021 included a provision for loan losses of $0.4 million compared with a net release of credit reserves of $1.1 million in second quarter 2021.

Salisbury’s President and Chief Executive Officer, Richard J. Cantele, Jr., stated, “We reported solid results for the third quarter, which included robust organic growth in both our residential and commercial loan portfolios. Credit quality and capital ratios remained strong and loan payment deferrals declined to only two commercial loans at the end of the third quarter. We are cautiously optimistic that the business environment will remain favorable as we enter the fourth quarter and we are focused on driving disciplined loan growth across our markets. In September, we hired two commercial lenders and one residential lender as an integral part of this strategy. Salisbury Bank is well-positioned to meet the needs of our customers, and our employees remain committed to providing outstanding customer service.”

Net Interest and Dividend Income

Tax equivalent net interest income of $10.3 million for the third quarter 2021 increased $0.6 million, or 6.2%, versus second quarter 2021, and increased $0.2 million, or 2.4% compared with third quarter 2020. Tax equivalent interest income of $11.2 million for third quarter 2021 increased $0.4 million, or 3.6%, versus second quarter 2021 and was essentially unchanged from third quarter 2020.

The cost of interest-bearing liabilities of $0.8 million for third quarter 2021 decreased $0.2 million, or 20.9%, compared to second quarter 2021 and declined $0.2 million, or 22.4% from third quarter 2020. Interest expense for second quarter 2021 included approximately $180 thousand for interest and the amortization of issuance costs on subordinated debt, which Salisbury issued in 2015 and fully redeemed on May 28, 2021. Second quarter 2021 also included interest expense and issuance costs of $233 thousand on subordinated debt that Salisbury issued in March 2021.

Average earning assets of $1.4 billion for third quarter 2021 increased $32.8 million, or 2.4% from second quarter 2021, and increased $185.6 million, or 15.2%, versus third quarter 2020. The growth in average earning assets from comparative periods primarily reflected higher average short-term fund balances due to deposit growth and higher average balances in the available-for-sale portfolio. Average earning assets for third quarter 2021 included average PPP loan balances of $51.8 million, net of deferred fees, compared with $80.4 million in second quarter 2021 and $97.0 million in third quarter 2020. Average total interest bearing liabilities of $0.9 billion for third quarter 2021 decreased $9.6 million, or 1.0%, from second quarter 2021 primarily due to lower average subordinated debt and deposit balances. Average total interest bearing liabilities for third quarter 2021 increased $113.9 million, or 13.6%, versus third quarter 2020 primarily due to higher average deposit and subordinated debt balances, which were partially offset by lower average borrowings.

The tax equivalent net interest margin for third quarter 2021 was 2.92% compared with 2.82% for second quarter 2021 and 3.29% for third quarter 2020. Excluding the impact of PPP loans, the tax equivalent net interest margin for third quarter 2021 was 2.78% compared with 2.76% for second quarter 2021 and 3.35% for third quarter 2020. See SUPPLEMENTAL INFORMATION – Net Interest and Dividend Income on page 9 on this release for additional details.

[1] Excludes loans granted under the Paycheck Protection Program (PPP) by the Small Business Administration (SBA).

Non-Interest Income

Non-interest income of $2.8 million for third quarter 2021 decreased $131 thousand versus second quarter 2021 and decreased $446 thousand versus third quarter 2020.

Trust and Wealth Advisory fees of $1.3 million for third quarter 2021 increased $32 thousand from second quarter 2021 and increased $218 thousand versus third quarter 2020. The increase from second quarter 2021 primarily reflected higher asset-based fees, which were partially offset by lower seasonal tax preparation fees. The increase from third quarter 2020 primarily reflected higher asset-based fees. Assets under administration were $973.2 million at September 30, 2021 compared with $944.3 million at December 31, 2020 and $748.2 million at September 30, 2020. Discretionary assets under administration of $608.2 million in third quarter 2021 increased from $555.0 million in fourth quarter 2020 and $515.0 million in third quarter 2020 primarily due to higher market valuations. Non-discretionary assets under administration of $365.0 million in third quarter 2021 decreased from $389.4 million in fourth quarter 2020 and increased from $233.2 million in third quarter 2020. The decline from fourth quarter 2020 primarily reflected the lower valuation of certain partnership assets under administration whereas the increase from third quarter 2020 reflected the addition of partnership assets under administration for an existing client relationship. The trust and wealth business records only a nominal annual fee on this non-discretionary relationship.

Service charges and fees of $1.2 million for third quarter 2021 decreased $163 thousand versus second quarter 2021 and increased $500 thousand versus third quarter 2020. The decrease from second quarter 2021 primarily reflected lower loan prepayment fees whereas the increase from third quarter 2020 primarily reflected higher deposit fees. Salisbury waived approximately $289 thousand in deposit fees in third quarter 2020 due to the COVID-19 pandemic. Income from mortgage sales and servicing decreased $88 thousand versus second quarter 2021 and decreased $628 thousand versus third quarter 2020 due to lower sales volume of residential mortgage loans to Federal Home Loan Bank of Boston (FHLBB).

Non-interest income for the third quarter 2021 included BOLI income of $135 thousand compared with income of $125 thousand in second quarter 2021 and $719 thousand in third quarter 2020, which included a non-recurring non-taxable gain of $601 thousand for proceeds received due to the death of a covered former employee. Non-interest income for third quarter 2021 also included a pre-tax gain of $73 thousand primarily from the sale of Salisbury’s operations center in Canaan, Connecticut.

Non-Interest Expense

Non-interest expense of $8.3 million for third quarter 2021 increased $198 thousand versus second quarter 2021 and increased $1.0 million versus third quarter 2020. Compensation expense of $4.7 million for third quarter 2021 decreased $76 thousand from second quarter 2021 and increased $508 thousand versus third quarter 2020. The decrease from second quarter 2021 primarily reflected lower incentive and production accruals and lower benefits expense, which were partly offset by lower deferred loan origination expenses. The increase from third quarter 2020 primarily reflected higher salary and benefits expense and lower deferred loan origination expenses.

Excluding compensation, other non-interest expenses for third quarter 2021 increased $274 thousand from second quarter 2021 and increased $517 thousand from third quarter 2020. The increase from comparative quarters primarily reflected higher professional fees, higher FDIC insurance and higher marketing expenses. Expenses for third quarter 2021 also included a pre-tax loss of $144 thousand on the pending sale of the building housing the Bank’s branch in Poughkeepsie, New York. Upon completion of the sale, which is expected to occur in fourth quarter 2021, Salisbury will relocate this branch to leased space nearby. The increase in professional fees from second quarter 2021 reflected higher investment management, legal and consulting fees, which were partially offset by lower audit fees. The increase in professional fees from third quarter 2020 primarily reflected higher investment management fees. The increase in marketing costs reflected Salisbury’s ongoing web site redesign and branding initiatives.

The effective income tax rates for third quarter 2021, second quarter 2021 and third quarter 2020 were 20.1%, 21.2% and 17.3%, respectively. The higher tax rate in 2021 primarily reflected a lower mix of tax-exempt income from municipal bonds, tax advantaged loans and bank-owned life insurance on a comparatively higher level of pre-tax income.

Loans

Gross loans receivable of $1.1 billion at September 30, 2021 increased $25.6 million, or 2.4%, from second quarter 2021 and $26.0 million, or 2.5%, from third quarter 2020. Excluding PPP loans, gross loans receivable increased $46.8 million, or 4.8%, from second quarter 2021 and $85.2 million, or 9.0%, from third quarter 2020 reflecting strong growth in both the residential and commercial portfolios.

The increase in residential real estate balances during third quarter 2021 reflected continued strong origination volume and lower sales to FHLBB. Approximately $1.8 million of residential loans were sold to FHLB Boston in third quarter 2021 compared with $7.1 million during second quarter 2021 and $26.6 million in third quarter 2020. The ratio of gross loans to deposits for third quarter 2021 was 83.0% compared with 84.1% for second quarter 2021 and 95.4% for third quarter 2020. Balances by loan type for the comparative periods were as follows:

Loan Type	Q3 2021	Q2 2021	Q3 2020
Residential Real Estate	$454,468	$428,137	$429,221
Commercial Real Estate	361,965	354,629	333,412
Commercial & Industrial ex PPP Loans	167,528	156,849	137,589
PPP Loans	40,652	61,908	99,859
Commercial & Industrial – Total	208,180	218,757	237,448
Farm Land	3,409	3,529	3,295
Vacant Land	13,698	13,006	13,694
Municipal	18,061	18,341	20,797
Consumer	11,152	9,543	7,686
Deferred (Fees)/Costs	(314)	(889)	(959)
Gross Loans Receivable	$1,070,619	$1,045,053	$1,044,594
Gross Loans Receivable ex PPP	$1,029,967	$983,145	$944,735

Asset Quality

In March 2020, Salisbury implemented a loan payment deferral program which allowed residential, commercial and consumer borrowers, who have been adversely affected by the COVID-19 pandemic, to defer loan payments for up to three months. Customers may also apply for additional deferments. As of September 30, 2021, loan payments were deferred on 2 commercial loans ($3 million loan balance) compared with 10 commercial loan deferrals ($20 million loan balance) as of June 30, 2021. There were no outstanding residential and consumer loan deferrals as of September 30, 2021.

Non-performing assets were $5.0 million, or 0.34% of total assets at September 30, 2021, compared with $5.6 million, or 0.44% of total assets at December 31, 2020, and $4.7 million, or 0.36% of total assets, at September 30, 2020.

The amount of total impaired and potential problem loans was $45.7 million, or 4.27% of gross loans receivable, at September 30, 2021 compared with $30.1 million, or 2.90% of gross loans receivable, at December 31, 2020 and $26.8 million, or 2.56% of gross loans receivable, at September 30, 2020. The increase from year-end 2020 primarily reflected the reduction of internal risk ratings on loans to certain borrowers in the hospitality and entertainment and recreation industries due to COVID-19.

Accruing loans receivable 30-to-89 days past due decreased to $909 thousand, or 0.08% of gross loans receivable, at September 30, 2021 compared with $6.9 million, or 0.66% of gross loans receivable, at December 31, 2020 and $1.6 million, or 0.16% of gross loans receivable, at September 30, 2020.

The allowance for loan losses for third quarter 2021 was $13.2 million compared with $12.7 million for second quarter 2021 and $13.8 million for fourth quarter 2020. The third quarter 2021 included a provision expense of $0.4 million compared with a net reserve release of $1.1 million in first quarter 2021 and a charge of $0.7 million in the third quarter 2020. The provision expense for third quarter 2021 was primarily driven by loan growth and changes to certain qualitative factors reflecting the continued increase in residential housing prices in the Bank’s market area and an increase in commercial construction loan exposure. Net loan (recoveries) charge-offs were ($60) thousand for the third quarter 2021, $103 thousand for second quarter 2021 and $87 thousand for the fourth quarter 2020. Reserve coverage, as measured by the ratio of the allowance for loan losses to gross loans, excluding PPP loans, was 1.28% for the third quarter 2021, versus 1.29% for second quarter 2021 and 1.44% for fourth quarter 2020. Similarly, reserve coverage, as measured by the ratio of the allowance for loan losses to non-performing loans was 263% for the third quarter 2021, versus 229% for second quarter 2021 and 244% for fourth quarter 2020.

Salisbury endeavors to work constructively to resolve its non-performing loan issues with customers. Substantially all non-performing loans are collateralized with real estate and the repayment of such loans is largely dependent on the return of such loans to performing status or the liquidation of the underlying real estate collateral.

Deposits and Borrowings

Deposits were $1.3 billion at September 30, 2021 compared with $1.1 billion at December 31, 2020 and $1.1 billion at September 30, 2020. Deposits at September 30, 2021 included brokered deposits, including CDARS one-way buys, of $7.9 compared with $18.0 million at December 31, 2020 and $18.0 million at September 30, 2020. Average total deposits for the third quarter 2021 were $1.3 billion compared with $1.3 billion for the second quarter 2021 and $1.1 billion for the third quarter 2020. Average total deposits for the third quarter 2021 included average brokered deposits of $7.8 million compared with $15.4 million for second quarter 2021 and $24.9 million for third quarter 2020.

Advances from FHLBB were $8.9 million at September 30, 2021 compared with $12.6 million and $43.9 million at December 31, 2020 and September 30, 2020, respectively. Salisbury’s excess borrowing capacity at FHLBB was approximately $252 million at September 30, 2021.

Capital

Shareholders’ equity increased $1.8 million in the third quarter to $133.5 million at September 30, 2021 as net income of $3.5 million and restricted stock activity of $0.2 million were partly offset by common stock dividends paid of $0.9 million and unrealized losses in the available-for-sale securities portfolio of $1.0 million. Book value per common share increased $0.64 during the third quarter 2021 to $46.66 per share and increased $3.67 from the third quarter 2020. Tangible book value per common share increased $0.66 during third quarter 2021 to $41.67 and increased $3.80 from third quarter 2020.

The Bank’s regulatory capital ratios remain in compliance with regulatory “well capitalized” requirements. At September 30, 2021, the Bank’s Tier 1 leverage, total risk-based capital, and common equity tier 1 capital ratios were 9.31%, 14.20%, and 12.95%, respectively, compared with regulatory “well capitalized” minimums of 5.00%, 10.00%, and 6.5%, respectively.

During third quarter 2021, Salisbury did not repurchase any of its outstanding common stock pursuant to its stock repurchase plan adopted in March 2021, which authorizes Salisbury to repurchase Salisbury’s common stock in amounts up to an aggregate of five percent (5%) of the outstanding shares of Salisbury’s common stock from time to time over a period of twelve (12) months.

Dividend on Common Shares

The Board of Directors of Salisbury approved a quarterly cash dividend of $0.31 per common share that will be paid on November 26, 2021 to shareholders of record as of November 12, 2021.

Background

Salisbury Bancorp, Inc. is the parent company of Salisbury Bank and Trust Company, a Connecticut chartered commercial bank serving the communities of northwestern Connecticut and proximate communities in New York and Massachusetts, since 1848, through full service branches in Canaan, Lakeville, Salisbury and Sharon, Connecticut; Great Barrington, South Egremont and Sheffield, Massachusetts; and Dover Plains, Fishkill, Millerton, Newburgh, New Paltz, Poughkeepsie, and Red Oaks Mill, New York. The Bank offers a broad spectrum of consumer and business banking products and services, as well as trust and wealth advisory services.

Forward-Looking Statements

This news release may contain statements relating to Salisbury’s and the Bank’s future results that are considered “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and expectations of management as well as the assumptions and estimates made by management using information currently available to management. Since these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions, including among others: changes in market interest rates and general and regional economic conditions; changes in laws and regulations; changes in accounting principles; and the quality or composition of the loan and investment portfolios, technological changes and cybersecurity matters, and other factors that may be described in Salisbury’s quarterly reports on Form 10-Q and its annual report on Form 10-K, which are available at the Securities and Exchange Commission’s website (www.sec.gov) and to which reference is hereby made. Forward-looking statements made by Salisbury in this news release speak only as of the date they are made. Events or other facts that could cause Salisbury’s actual results to differ may arise from time to time and Salisbury cannot predict all such events and factors. Salisbury undertakes no obligation to publicly update any forward-looking statement unless as may be required by law.

Investor presentation slides, which include a review of financial results and trends through the period ended September 30, 2021, are available in the Shareholder Relations section of Salisbury’s website at salisburybank.com under Shareholder Relations/News & Market Information/Presentations.

Salisbury Bancorp, Inc. and Subsidiary

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)	September 30, 2021 (unaudited)	December 31, 2020
ASSETS
Cash and due from banks	$7,874	$10,599
Interest bearing demand deposits with other banks	158,421	82,563
Total cash and cash equivalents	166,295	93,162
Interest bearing Time Deposits with Financial Institutions	750	750
Securities
Available-for-sale at fair value	175,568	98,411
CRA mutual fund at fair value	907	917
Federal Home Loan Bank of Boston stock at cost	1,504	1,713
Loans held-for-sale	639	2,735
Loans receivable, net (allowance for loan losses: $13,168 and $13,754)	1,057,451	1,027,738
Bank premises and equipment, net	20,056	20,355
Goodwill	13,815	13,815
Intangible assets (net of accumulated amortization: $5,405 and $5,207)	476	674
Accrued interest receivable	5,932	6,373
Cash surrender value of life insurance policies	25,067	21,182
Deferred taxes	2,776	2,412
Other assets	5,613	3,423
Total Assets	$1,476,849	$1,293,660
LIABILITIES and SHAREHOLDERS' EQUITY
Deposits
Demand (non-interest bearing)	$392,322	$310,769
Demand (interest bearing)	220,533	218,869
Money market	328,392	278,146
Savings and other	224,286	189,776
Certificates of deposit	124,095	131,514
Total deposits	1,289,628	1,129,074
Repurchase agreements	10,450	7,116
Federal Home Loan Bank of Boston advances	8,905	12,639
Subordinated debt	24,460	9,883
Note payable	180	208
Finance lease obligations	1,631	1,673
Accrued interest and other liabilities	8,062	8,315
Total Liabilities	1,343,316	1,168,908
Shareholders' Equity
Common stock - $0.10 per share par value
Authorized: 5,000,000;
Issued: 2,861,697 and 2,843,292
Outstanding: 2,861,697 and 2,843,292	286	284
Unearned compensation – restricted stock awards	(1,075)	(774)
Paid-in capital	46,278	45,264
Retained earnings	86,740	76,974
Accumulated other comprehensive income, net	1,304	3,004
Total Shareholders' Equity	133,533	124,752
Total Liabilities and Shareholders' Equity	$1,476,849	$1,293,660

Salisbury Bancorp, Inc. and Subsidiary

CONSOLIDATED STATEMENTS OF INCOME (unaudited)

	Three months ended		Nine months ended
Periods ended September 30, (in thousands, except per share amounts)	2021	2020	2021	2020
Interest and dividend income
Interest and fees on loans	$10,264	$10,362	$30,642	$30,662
Interest on debt securities
Taxable	486	396	1,398	1,260
Tax exempt	172	157	506	513
Other interest and dividends	79	87	174	229
Total interest and dividend income	11,001	11,002	32,720	32,664
Interest expense
Deposits	532	764	1,652	3,261
Repurchase agreements	5	6	13	16
Finance lease	33	35	102	106
Note payable	3	3	9	11
Subordinated debt	233	156	767	468
Federal Home Loan Bank of Boston advances	30	113	96	472
Total interest expense	836	1,077	2,639	4,334
Net interest and dividend income	10,165	9,925	30,081	28,330
Provision (release) for loan losses	400	686	(517)	4,198
Net interest and dividend income after provision (release) for loan losses	9,765	9,239	30,598	24,132
Non-interest income
Trust and wealth advisory	1,286	1,068	3,685	3,129
Service charges and fees	1,211	711	3,536	2,214
Mortgage banking activities, net	108	736	912	1,182
(Losses) gains on CRA mutual fund	(4)	—	(18)	22
Gains (losses) on securities, net	7	34	(2)	216
Bank-owned life insurance (“BOLI”) income	135	719	386	986
Gain on sale of assets	73	—	73	—
Other	24	18	81	97
Total non-interest income	2,840	3,286	8,653	7,846
Non-interest expense
Salaries	3,361	3,114	9,664	8,375
Employee benefits	1,322	1,061	3,990	3,244
Premises and equipment	1,060	1,005	3,034	2,897
Write-down of assets	144	—	144	—
Data processing	632	569	1,824	1,666
Professional fees	735	635	2,090	2,020
Collections, OREO, and loan related	120	108	317	212
FDIC insurance	146	123	370	331
Marketing and community support	256	126	552	419
Amortization of intangibles	61	78	198	247
Other	447	440	1,448	1,572
Total non-interest expense	8,284	7,259	23,631	20,983
Income before income taxes	4,321	5,266	15,620	10,995
Income tax provision	868	910	3,288	1,858
Net income	$3,453	$4,356	$12,332	$9,137
Net income available to common shareholders	$3,400	$4,288	$12,148	$9,006

Basic earnings per common share	$1.21	$1.53	$4.32	$3.22
Diluted earnings per common share	$1.20	$1.53	$4.30	$3.21
Common dividends per share	$0.31	$0.29	$0.90	$0.87

Salisbury Bancorp, Inc. and Subsidiary

SELECTED CONSOLIDATED FINANCIAL DATA (unaudited)

At or for the quarters ended
(in thousands, except per share amounts and ratios)	Q3 2021	Q2 2020	Q1 2021	Q4 2020	Q3 2020
Total assets	$1,476,849	$1,436,666	$1,403,129	$1,293,660	$1,292,760
Loans receivable, net	1,057,451	1,032,345	1,041,185	1,027,738	1,031,593
Total securities	177,979	152,943	129,960	101,041	99,794
Deposits	1,289,628	1,243,369	1,211,171	1,129,074	1,095,141
FHLBB advances	8,905	10,152	11,396	12,639	43,880
Shareholders’ equity	133,533	131,709	127,242	124,752	122,240
Wealth assets under administration	973,198	970,306	902,141	944,349	748,188
Discretionary wealth assets under administration	608,228	614,312	578,199	554,997	514,988
Non-discretionary wealth assets under administration	364,970	355,994	323,942	389,352	233,200
Non-performing loans	5,001	5,539	5,706	5,648	4,681
Non-performing assets	5,001	5,539	5,706	5,648	4,681
Accruing loans past due 30-89 days	909	1,400	2,374	6,850	1,638
Net interest and dividend income	10,165	9,565	10,350	9,817	9,925
Net interest and dividend income, tax equivalent(1)	10,345	9,739	10,520	9,993	10,101
Provision (release) expense for loan losses	400	(1,075)	158	840	686
Non-interest income	2,840	2,971	2,841	2,476	3,286
Non-interest expense	8,284	8,086	7,259	8,054	7,259
Income before income taxes	4,321	5,525	5,774	3,399	5,266
Income tax provision	868	1,172	1,248	596	910
Net income	3,453	4,353	4,526	2,803	4,356
Net income allocated to common shareholders	3,400	4,287	4,462	2,764	4,288

Per share data
Basic earnings per common share	$1.21	$1.53	$1.59	$0.99	$1.53
Diluted earnings per common share	1.20	1.52	1.59	0.98	1.53
Dividends per common share	0.31	0.30	0.29	0.29	0.29
Book value per common share	46.66	46.02	44.72	43.88	42.99
Tangible book value per common share - Non-GAAP ⁽[2]⁾	41.67	41.01	39.65	38.78	37.87
Common shares outstanding at end of period (in thousands)	2,862	2,862	2,845	2,843	2,843
Weighted average common shares outstanding, to calculate basic earnings per share (in thousands)	2,817	2,810	2,804	2,803	2,799
Weighted average common shares outstanding, to calculate diluted earnings per share (in thousands)	2,843	2,829	2,815	2,811	2,807

Profitability ratios
Net interest margin (tax equivalent) (1)	2.92%	2.82%	3.34%	3.17%	3.29%
Efficiency ratio (3)	61.63	63.07	53.75	63.88	56.33
Effective income tax rate	20.09	21.21	21.61	17.52	17.28
Return on average assets	0.93	1.21	1.38	0.85	1.34
Return on average common shareholders’ equity	10.27	13.51	14.53	8.97	14.31

Credit quality ratios
Non-performing loans to loans receivable, gross	0.47%	0.53%	0.54%	0.54%	0.45%
Accruing loans past due 30-89 days to loans receivable, gross	0.08	0.13	0.23	0.66	0.16
Allowance for loan losses to loans receivable, gross	1.23	1.22	1.32	1.32	1.24
Allowance for loan losses to non-performing loans	263.3	229.4	243.4	243.5	277.8
Non-performing assets to total assets	0.34	0.39	0.41	0.44	0.36

Capital ratios
Common shareholders' equity to assets	9.04%	9.17%	9.07%	9.64%	9.46%
Tangible common shareholders' equity to tangible assets - Non-GAAP(2)	8.15	8.25	8.12	8.62	8.42
Tier 1 leverage capital (4)	9.31	9.33	9.83	8.90	8.93
Total risk-based capital (4)	14.20	14.67	14.58	13.57	13.60
Common equity tier 1 capital (4)	12.95	13.42	13.33	12.31	12.35

(1) Adjusted to reflect the U.S. federal statutory benefit on income derived from tax-exempt securities and loans.

(2) Refer to schedule labeled “Supplemental Information – Non-GAAP Financial Measures”.
(3) Calculated as follows: Noninterest expense before OREO expense, amortization of intangibles, and goodwill impairments as a percent of net interest income (fully taxable equivalent) and noninterest revenues, excluding gains from securities transactions and litigation expenses.

(4) Represents the capital ratios of the Bank.

Salisbury Bancorp, Inc. and Subsidiary

SUPPLEMENTAL INFORMATION – Non-GAAP Financial Measures (unaudited)

At or for the quarters ended
(in thousands, except per share amounts and ratios)	Q3 2021	Q2 2020	Q1 2021	Q4 2020	Q3 2020
Common Shareholders' Equity	$133,533	$131,709	$127,242	$124,752	$122,240
Less: Goodwill	(13,815)	(13,815)	(13,815)	(13,815)	(13,815)
Less: Intangible assets	(476)	(538)	(603)	(674)	(748)
Tangible Common Shareholders' Equity	$119,242	$117,356	$112,824	$110,263	$107,677
Total Assets	$1,476,849	$1,436,666	$1,403,129	$1,293,660	$1,292,760
Less: Goodwill	(13,815)	(13,815)	(13,815)	(13,815)	(13,815)
Less: Intangible assets	(476)	(538)	(603)	(674)	(748)
Tangible Total Assets	$1,462,558	$1,422,313	$1,388,711	$1,279,171	$1,278,197
Common Shares outstanding	2,862	2,862	2,845	2,843	2,843

Book value per Common Share – GAAP	$46.66	$46.02	$44.72	$43.88	$42.99
Tangible book value per Common Share - Non-GAAP	41.67	41.01	39.65	38.78	37.87
Tangible common shareholders’ equity to tangible total assets - Non-GAAP	8.15%	8.25%	8.12%	8.62%	8.42%
Consolidated:
Non-interest expense	$8,284	$8,086	$7,259	$8,054	$7,259
Less: Amortization of core deposit intangibles	(61)	(65)	(71)	(74)	(78)
Less: Write-down of fixed assets	(144)	—	—	—	—
Less: Foreclosed property expense including OREO gains, losses and Write downs	—	—	—	—	2
Adjusted non-interest expense	$8,079	$8,021	$7,188	$7,980	$7,183
Net interest and dividend income, tax equivalent	$10,345	$9,739	$10,520	$9,993	$10,101
Non-interest income	2,840	2,971	2,841	2,476	3,286
(Gains) losses on securities	(3)	6	16	24	(34)
Gains on sale of fixed assets	(73)	—	—	—	—
BOLI proceeds	—	—	—	—	(601)
Adjusted revenue	$13,109	$12,716	$13,377	$12,493	$12,752
Efficiency Ratio – Non-GAAP [1]	61.63%	63.07%	53.75%	63.88%	56.33%

1 Excluding revenue and expenses associated with trust & wealth advisory, the efficiency ratios would be: Q3 2021: 60.70%; Q2 2021: 61.59%; Q1 2021: 51.97%; Q4 2020: 62.62%; Q3 2020: 54.76%.

Salisbury Bancorp, Inc. and Subsidiary

SUPPLEMENTAL INFORMATION – Net Interest and Dividend Income (unaudited)

	Average Balance			Income / Expense			Average Yield / Rate
At or for the quarters ended (dollars in thousands)	Q3 2021	Q2 2021	Q3 2020	Q3 2021	Q2 2021	Q3 2020	Q3 2021	Q2 2021	Q3 2020
Loans (a)(d)	$1,056,266	$1,052,381	$1,049,313	$10,382	$10,015	$10,485	3.90%	3.78%	3.97%
Securities (c)(d)	150,841	138,164	89,220	720	720	606	1.91	2.08	2.72
FHLBB stock	1,743	1,830	3,440	6	11	34	1.38	2.41	3.96
Short term funds (b)	196,997	180,716	78,306	73	50	52	0.15	0.11	0.27
Total interest-earning assets	1,405,847	1,373,091	1,220,279	11,181	10,796	11,177	3.15	3.13	3.64
Other assets	72,547	70,447	64,943
Total assets	$1,478,394	$1,443,538	$1,285,222
Interest-bearing demand deposits	$227,291	$227,623	$195,253	111	117	110	0.19	0.21	0.22
Money market accounts	327,861	315,665	258,257	140	138	195	0.17	0.18	0.30
Savings and other	217,541	212,253	176,963	58	59	69	0.11	0.11	0.15
Certificates of deposit	125,768	147,103	135,238	223	252	391	0.70	0.69	1.15
Total interest-bearing deposits	898,461	902,644	765,711	532	566	765	0.23	0.25	0.40
Repurchase agreements	14,296	12,010	12,218	5	4	6	0.15	0.15	0.20
Finance lease	2,685	2,751	2,928	33	36	35	4.98	5.26	4.80
Note payable	183	192	221	3	3	3	6.11	6.09	6.08
Subordinated debt (f)	24,452	30,789	9,872	233	415	156	3.82	5.39	6.32
FHLBB advances	9,329	10,576	44,522	30	33	113	1.28	1.21	0.99
Total interest-bearing liabilities	949,406	958,962	835,472	836	1,057	1,078	0.35	0.44	0.51
Demand deposits	388,557	348,561	321,392
Other liabilities	6,965	6,786	7,592
Shareholders’ equity	133,466	129,229	120,766
Total liabilities & shareholders’ equity	$1,478,394	$1,443,538	$1,285,222
Net interest income				$10,345	$9,739	$10,099
Spread on interest-bearing funds							2.80	2.69	3.13
Net interest margin (e)							2.92	2.82	3.29
(a)	Includes non-accrual loans.
(b)	Includes interest-bearing deposits in other banks and federal funds sold.
(c)	Average balances of securities are based on amortized cost.
(d)	Includes tax exempt income benefit of $0.2 million, $0.2 million and $0.2 million, respectively, for Q3 2021, Q2 2021 and Q3 2020 on tax-exempt securities and loans whose income and yields are calculated on a tax-equivalent basis. The income benefit reflected the U.S. federal statutory tax rate of 21.0% for 2021 and 2020.
(e)	Net interest income divided by average interest-earning assets.
(f)	Net of issuance costs.

Salisbury Bancorp, Inc. and Subsidiary

SUPPLEMENTAL INFORMATION – Net Interest and Dividend Income (unaudited)

Nine months ended September 30,	Average Balance		Income / Expense		Average Yield / Rate
(dollars in thousands)	2021	2020	2021	2020	2021	2020
Loans (a)(d)	$1,053,451	$1,012,070	$30,989	$31,010	3.90%	4.07%
Securities (c)(d)	130,864	88,603	2,080	1,939	2.12	2.92
FHLBB stock	1,840	3,354	26	106	1.89	4.24
Short term funds (b)	160,055	50,312	148	123	0.12	0.33
Total earning assets	1,346,210	1,154,339	33,243	33,178	3.27	3.82
Other assets	71,421	63,265
Total assets	$1,417,631	$1,217,604
Interest-bearing demand deposits	$224,479	$174,299	332	331	0.20	0.25
Money market accounts	310,908	245,581	408	994	0.18	0.54
Savings and other	209,180	170,880	173	405	0.11	0.32
Certificates of deposit	134,143	149,080	739	1,530	0.74	1.37
Total interest-bearing deposits	878,710	739,840	1,652	3,260	0.25	0.59
Repurchase agreements	11,608	7,572	13	16	0.15	0.29
Finance lease	2,753	2,988	102	106	4.95	4.74
Note payable	192	231	9	11	6.13	6.08
Subordinated Debt (f)	21,851	9,867	767	468	4.68	6.32
FHLBB advances	10,567	45,667	96	473	1.20	1.36
Total interest-bearing liabilities	925,681	806,165	2,639	4,334	0.38	0.72
Demand deposits	355,352	286,608
Other liabilities	6,897	6,847
Shareholders’ equity	129,701	117,984
Total liabilities & shareholders’ equity	$1,417,631	$1,217,604
Net interest income			$30,604	$28,844
Spread on interest-bearing funds					2.89	3.11
Net interest margin (e)					3.01	3.32

(a)	Includes non-accrual loans.
(b)	Includes interest-bearing deposits in other banks and federal funds sold.
(c)	Average balances of securities are based on historical cost.
(d)	Includes tax exempt income benefit of $0.5 million and $0.5 million, respectively for 2021 and 2020 on tax-exempt securities and loans whose income and yields are calculated on a tax-equivalent basis. The income benefit reflected the U.S. federal statutory tax rate of 21.0% for 2021 and 2020.
(e)	Net interest income divided by average interest-earning assets.

(f)	Net of issuance costs.